Exhibit 99.2

PART I—FINANCIAL INFORMATION

Item 1. Unaudited Condensed Consolidated Financial Statements.

APEXIGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,369	$14,802
Short-term investments	-	1,997
Prepaid expenses and other current assets	1,455	2,618
Deferred financing costs, current	1,776	1,776
Total current assets	12,600	21,193
Property and equipment, net	-	150
Right-of-use assets	-	100
Deferred financing costs, non-current	148	1,036
Other assets	335	376
Total assets	$13,083	$22,855
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,381	$5,343
Accrued liabilities	5,362	5,359
Deferred revenue	6,662	5,659
Lease liabilities, current portion	-	106
Total current liabilities	15,405	16,467
Derivative warrant liabilities	-	11
Total liabilities	15,405	16,478
Commitment and contingencies (Note 9)
Stockholders’ (deficit) equity:
Common stock, $0.0001 par value; 1,000,000,000 shares authorized as of June 30, 2023 (unaudited) and December 31, 2022; 24,850,082 and 22,646,015 shares issued and outstanding as of June 30, 2023 (unaudited) and December 31, 2022, respectively	2	2
Additional paid-in capital	186,569	183,168
Accumulated deficit	(188,893)	(176,793)
Total stockholders’ (deficit) equity	(2,322)	6,377
Total liabilities and stockholders’ equity	$13,083	$22,855

See accompanying notes to unaudited condensed consolidated financial statements.

APEXIGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$1,753	$6,005	$4,689	$13,113
General and administrative	4,405	2,139	7,684	4,124
Total operating expenses	6,158	8,144	12,373	17,237
Loss from operations	(6,158)	(8,144)	(12,373)	(17,237)
Other income, net	111	40	273	91
Net loss	$(6,047)	$(8,104)	$(12,100)	$(17,146)
Net loss per share, basic and diluted	$(0.24)	$(0.45)	$(0.50)	$(0.95)
Weighted-average common shares used to compute net loss per share, basic and diluted	24,725,768	18,090,770	24,442,900	18,087,777
Comprehensive Loss:
Net loss	$(6,047)	$(8,104)	$(12,100)	$(17,146)
Other comprehensive loss
Unrealized gain on marketable securities	-	(15)	-	(13)
Comprehensive loss	$(6,047)	$(8,119)	$(12,100)	$(17,159)

See accompanying notes to unaudited condensed consolidated financial statements.

APEXIGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended June 30, 2023
	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amounts	Capital	Deficit	Income (Loss)	Equity (Deficit)
Balance at April 1, 2023	24,652,546	$2	$185,957	$(182,846)	$-	$3,113
Vesting of restricted stock units	180,536	-	241	-	-	241
Issuance of common stock under employee stock plan	17,000	-	5	-	-	5
Reclassification of private warrants	-	-	13	-	-	13
Stock-based compensation	-	-	353	-	-	353
Net loss	-	-	-	(6,047)	-	(6,047)
Balance at June 30, 2023	24,850,082	$2	$186,569	$(188,893)	$-	$(2,322)

	Six Months Ended June 30, 2023
	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amounts	Capital	Deficit	Income (Loss)	Equity (Deficit)
Balance at January 1, 2023	22,646,015	$2	$183,168	$(176,793)	$-	$6,377
Private offering, net of transaction costs of $659	1,995,708	-	2,132	-	-	2,132
Vesting of restricted stock units	191,359	-	411	-	-	411
Issuance of common stock under employee stock plan	17,000	-	5			5
Reclassification of private warrants	-	-	13	-	-	13
Stock-based compensation	-	-	840	-	-	840
Net loss	-	-	-	(12,100)	-	(12,100)
Balance at June 30, 2023	24,850,082	$2	$186,569	$(188,893)	$-	$(2,322)

See accompanying notes to unaudited condensed consolidated financial statements.

	Three Months Ended June 30, 2022
	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amounts	Shares	Amounts	Capital	Deficit	Loss	Equity (Deficit)
Balance at April 1, 2022, as previously reported	145,130,628	$158,707	31,395,489	$31	$8,462	$(153,766)	$(2)	$(145,275)
Retroactive application of recapitalization	(145,130,628)	(158,707)	(13,310,621)	(29)	158,736	-	-	158,707
Balance at April 1, 2022, as adjusted	-	-	18,084,868	2	167,198	(153,766)	(2)	13,432
Exercise of stock options	-	-	6,760	-	23	-	-	23
Stock-based compensation	-	-	-	-	368	-	-	368
Net loss	-	-	-	-	-	(8,104)	-	(8,104)
Other comprehensive loss	-	-	-	-	-	-	(15)	(15)
Balance at June 30, 2022	-	$-	18,091,628	$2	$167,589	$(161,870)	$(17)	$5,704

	Six Months Ended June 30, 2022
	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amounts	Shares	Amounts	Capital	Deficit	Loss	Equity (Deficit)
Balance at January 1, 2022, as previously reported	145,130,628	$158,707	31,070,665	$31	$7,991	$(144,724)	$(4)	$(136,706)
Retroactive application of recapitalization	(145,130,628)	(158,707)	(13,019,073)	(29)	158,736	-	-	158,707
Balance at January 1, 2022, as adjusted	-	-	18,051,592	2	166,727	(144,724)	(4)	22,001
Exercise of stock options	-	-	40,036	-	73	-	-	73
Stock-based compensation	-	-	-	-	789	-	-	789
Net loss	-	-	-	-	-	(17,146)	-	(17,146)
Other comprehensive loss	-	-	-	-	-	-	(13)	(13)
Balance at June 30, 2022	-	$-	18,091,628	$2	$167,589	$(161,870)	$(17)	$5,704

See accompanying notes to unaudited condensed consolidated financial statements.

APEXIGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,100)	$(17,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	17	55
Stock-based compensation	840	789
Expense from restricted stock units	411	-
Accretion of discount and amortization of premiums on marketable securities	(3)	7
Amortization of deferred financing costs	888	-
Change in fair value of derivative warrant liabilities	2	-
Non-cash lease expense	100	200
Gain on disposals	(16)	-
Changes in current assets and liabilities:
Prepaid expenses and other current assets	1,182	82
Other assets	41	(104)
Accounts payable	(2,005)	2,058
Accrued expenses	(17)	(865)
Deferred revenue	1,003	991
Lease liabilities	(106)	(209)
Net cash used in operating activities	(9,763)	(14,142)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	-	(43)
Sales of property and equipment	150	-
Purchases of marketable securities	-	(14,985)
Sales of marketable securities	2,000	17,947
Net cash provided by investing activities	2,150	2,919
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private offering	2,791	-
Payments of transaction costs	(616)	(649)
Proceeds from issuances of common stock under equity stock purchase plan	5	-
Proceeds from exercise of stock options	-	73
Net cash provided by (used in) financing activities	2,180	(576)
Net decrease in cash and cash equivalents	(5,433)	(11,799)
Cash and cash equivalents, beginning of period	14,802	23,443
Cash and cash equivalents, end of period	$9,369	$11,644
Supplemental disclosure of non-cash investing and financing activities:
Transaction costs in accounts payable and accrued liabilities at period end	$43	$1,582
Reclassification of private warrants	$13	$-

See accompanying notes to unaudited condensed consolidated financial statements.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of the Business

Description of Business

Apexigen, Inc. (“Apexigen” or “we”) is a clinical-stage biopharmaceutical company focused on discovering and developing antibody therapeutics for oncology, with an emphasis on new immuno-oncology agents designed to harness the patient’s immune system to combat and eradicate cancer. Our lead product candidates are sotigalimab (“sotiga” or “APX005M”), which is a CD40 agonist antibody, and APX601, which is a TNFR2 antagonist antibody. We also have out-license arrangements for a number of programs. Since inception, we have devoted substantially all of our resources to performing research, development, and manufacturing activities in support of our product candidates. In October 2019, the first of our out-licensed product candidates was approved for commercial product sale. Apexigen is headquartered in San Carlos, California.

In March 2022, Brookline Capital Acquisition Corp. (“BCAC”) and Apexigen America, Inc., which was then known as Apexigen, Inc. (“Legacy Apexigen”), entered into a business combination agreement (“Brookline Business Combination Agreement”) pursuant to which BCAC and Legacy Apexigen agreed to combine, with Legacy Apexigen’s equityholders owning a majority of the equity in the combined public company. The transactions contemplated under the Brookline Business Combination Agreement (the “Brookline Merger”) closed in July 2022. At that time, a subsidiary of BCAC merged with and into Legacy Apexigen with Legacy Apexigen surviving the merger as a wholly owned subsidiary of BCAC. Additionally, BCAC changed its name to Apexigen, Inc. and Legacy Apexigen changed its name to Apexigen America, Inc.

Legacy Apexigen was incorporated in Delaware in 2010, the year Legacy Apexigen was spun-out of Epitomics, Inc. (“Epitomics”), which was a California-based biotechnology company that was acquired by Abcam plc in 2012. Legacy Apexigen was spun-out of Epitomics to focus on the discovery, development, and commercialization of humanized monoclonal antibody therapeutics.

Liquidity, Capital Resources, and Recent Developments

On February 27, 2023, we announced that we were implementing a corporate restructuring to extend our cash runway as we reviewed and explored strategic alternatives. As part of the restructuring, which was approved by our board of directors on February 23, 2023, we announced plans to reduce the size of our workforce by 55%, impacting up to 11 of our 20 employee positions. We eliminated nine employee positions as of June 30, 2023 and do not expect to eliminate any additional positions prior to the completion of the merger with Pyxis Oncology, Inc. As a result of the restructuring, we incurred severance costs of $0.1 million and $0.4 million during the three and six months ended June 30, 2023, respectively.

On April 11, 2023, we received a written notice from the Listing Qualifications Staff of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it has not been in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) for a period of 30 consecutive business days (the “Notice”). This Notice has no immediate effect on the listing of our stock on the Nasdaq Capital Market.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a compliance period of 180 calendar days from the date of the Notice to regain compliance with the minimum closing bid price requirement. If we do not regain compliance during the compliance period, we may be afforded a second 180 calendar day period to regain compliance. To qualify, we must meet the continued listing requirement for market value of publicly-held shares and all other initial listing standards for the Nasdaq Capital Market (with the exception of the minimum bid price requirement) and notify Nasdaq of our intent to cure the deficiency by effecting a reverse stock split if necessary. If we do not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, our stock will be subject to delisting.

We can achieve compliance with the minimum bid price requirement if, during either compliance period, the closing bid price per share of our stock is at least $1.00 for a minimum of ten consecutive business days.

We intend to monitor the closing bid price of our stock and assess potential actions to regain compliance, but there can be no assurance that we will regain compliance with the minimum bid price requirement during the 180-day compliance period, secure a second 180-day period to regain compliance, or maintain compliance with the other Nasdaq listing requirements.

On May 23, 2023, we entered into an Agreement and Plan of Merger (the “Pyxis Merger Agreement”) with Pyxis Oncology, Inc. (“Pyxis Oncology”) and Ascent Merger Sub Corp., a wholly owned subsidiary of Pyxis Oncology (“Merger Sub”), pursuant to which Merger Sub will merge with and into Apexigen (the “Pyxis Merger”), with Apexigen surviving such merger as a wholly owned subsidiary of Pyxis Oncology. The Pyxis Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. On June 30, 2023, we filed a definitive merger proxy statement announcing a special meeting of Apexigen stockholders to be held virtually on August 22, 2023. Holders of our common stock as of the close of business on June 28, 2023 (the “Record Date”) are entitled to vote at the special meeting. The completion of the Pyxis Merger is subject to the satisfaction or waiver of certain closing conditions, including the approval of the adoption of the Pyxis Merger Agreement by a majority of our outstanding shares of common stock as of the Record Date. At the closing of the Pyxis Merger, each outstanding share of our common stock will automatically convert into the right to receive 0.1725 (the “Exchange Ratio”) shares of common stock of Pyxis Oncology.

As of June 30, 2023, we had approximately $9.4 million of cash and cash equivalents, and expect to fund our operations into the fourth quarter of 2023 based on current operations assuming no additional proceeds from our equity line agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”) or any other potential financing or business development transactions. We have incurred substantial losses and negative cash flows from operations since inception and had an accumulated deficit of $188.9 million as of June 30, 2023. Since inception through June 30, 2023, we have funded operations primarily through the issuance of equity, proceeds from collaborative research and development agreements, and borrowings under a debt arrangement. Due to our significant research, development, and manufacturing expenditures, we have generated operating losses in all periods presented. We expect to incur substantial additional losses in the future as we advance and expand our research and development activities and prepare to pursue the potential regulatory approval and commercialization of our product candidates. Based on our research and development activities and plans, there is uncertainty regarding our ability to maintain liquidity sufficient to operate the business effectively, which raises substantial doubt as to our ability to continue as a going concern.

We may seek additional funds through the sale and issuance of shares of our common stock in private or public offerings, other equity or debt financings, collaborations, or partnerships with third parties, or other transactions to monetize assets, including our right to receive milestone payments and royalties under our out-license arrangements. We cannot assure that we will succeed in acquiring additional funding at levels sufficient to fund our operations or on terms favorable to us. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our clinical trials or preclinical studies or research and development programs. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amount of increased capital outlays and operating expenditures associated with our current and planned research, development, and manufacturing activities.

To the extent that we raise additional capital through strategic alliances, licensing arrangements or other monetization transactions with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the ownership interest of the then-existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting the ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and in our opinion, include all adjustments of a normal recurring nature necessary for fair financial statement presentation. Interim results are not necessarily indicative of the results to be expected for the full year ending December 31, 2023. We have made estimates and assumptions that affect the amounts reported and disclosed in the unaudited interim consolidated financial statements and the accompanying notes. Actual results could differ materially from these estimates.

These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

As a result of the merger with BCAC in July 2022, we have retrospectively applied the effect of our 1:0.102448 reverse stock split to all shares outstanding, earnings per share, and equity plan amounts for all periods presented.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of Apexigen and its wholly owned subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts expensed during the reporting period. On an ongoing basis, management evaluates its estimates, including those related to accruals for research and development costs, stock-based compensation, and uncertain tax positions. We adjust such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Segment Reporting

We have one operating segment, which is the business of researching, developing and commercializing antibody therapeutics for oncology. Our chief operating decision maker, our Chief Executive Officer, manages our operations on an aggregated basis for the purposes of allocating resources and evaluating financial performance.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of amounts invested in money market funds. The carrying amount of cash equivalents approximates their fair value.

Short-Term Investments

Short-term investments consist of U.S. treasury securities with original maturities of greater than three months from the date of purchase but less than one year from the balance sheet date. Such investments are considered available-for-sale and reported at fair value with unrealized gains and losses included as a component of stockholders’ equity. The amortized cost of the securities is adjusted for amortization of premiums and accretion of discounts to maturity, which is included as other income, net in the consolidated statements of operations and comprehensive loss. Realized gains and losses and declines in fair value determined to be other-than-temporary, if any, on investments are included in other income, net. We determine the cost of securities sold using the specific identification method.

Fair Value Measurements

We apply fair value accounting to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. The carrying amount of our financial assets and liabilities, including accounts payable and accrued expenses, approximate their fair values due to their short-term maturities.

Concentrations of Credit and Other Risks

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents on deposit with financial institutions, the balance of which frequently exceed federally insured limits. On March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation, which appointed Federal Deposit Insurance Corporation as receiver. If any of the financial institutions with whom we do business were to be placed into receivership, we may be unable to access to the cash we have on deposit with such institutions. If we are unable to access our cash and cash equivalents as needed, our financial position and ability to operate our business could be adversely affected. We limit our credit risk associated with cash and cash equivalents by placing them with financial institutions we believe are of high quality. We have not experienced any losses on our deposits of cash. As of June 30, 2023, we had no off-balance sheet concentrations of credit risk.

We are subject to a number of risks similar to other early-stage biopharmaceutical companies, including the need to obtain adequate additional funding, possible failure of clinical trials, the need to obtain marketing approval for our product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of our products, and protection of proprietary technology. If we do not successfully develop, obtain regulatory approval for, commercialize or partner our product candidates, we will be unable to generate revenue from product sales or achieve profitability.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The estimated useful life of laboratory equipment, furniture and fixtures, office equipment, and software ranges from two to five years. We expense maintenance, repair and calibration costs as incurred.

Impairment of Long-Lived Assets

Our long-lived assets are comprised principally of our property and equipment and right-of-use lease assets. We periodically evaluate our long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets or group of assets may not be fully recoverable. We deem a long-lived asset impaired when the undiscounted future cash flows expected to be generated by the asset or group of assets is less than the carrying amount of the assets. If there is an impairment, we would reduce the carrying amount of the assets through an impairment charge, to their estimated fair values based on a discounted cash flow approach or, when available and appropriate, to comparable market values. We recorded no impairment of long-lived assets during the three and six months ended June 30, 2023 and 2022.

Deferred Financing Costs

Deferred financing costs consist of direct costs and commitment fees directly attributable to the commencement of the equity line agreement with Lincoln Park upon the closing of the merger with BCAC in July 2022. We capitalize deferred financing costs and amortize these costs over the 24 months of the equity line agreement. As of June 30, 2023, deferred financing costs totaled $1.9 million. Amortization expense for deferred financing costs was $0.4 million and $0.8 million for the three and six months ended June 30, 2023.

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, we recognize revenue when we transfer promised goods or services to customers in an amount that reflects the consolidated balance sheets to which we expect to be entitled in exchange for those goods or services. We have not commenced sales of our drug candidates and did not have a product approved for marketing as of June 30, 2023.

We may also earn contingent fees, including milestone payments based on counterparty performance and royalties on sales, from collaborations and other out-license arrangements. We will recognize milestone payments as revenue once the underlying events are probable of being met and there is not a significant risk of reversal. We will recognize sales-based royalties as revenue when the underlying sales occur. In October 2019, Novartis’ Beovu® product, which is covered by one of our out-license agreements, was approved for commercial product sale. Under this agreement, Novartis is obligated to pay us a very low single-digit royalty on net sales of the Beovu product. However, Novartis has disputed its obligation to pay us royalties on Beovu sales under this agreement. As a result, we have determined that any sales-based Beovu product royalty revenue that we may earn under this agreement is currently fully constrained. We have recorded the royalty proceeds as deferred revenue in the consolidated balance sheets. As of June 30, 2023 and December 31, 2022, deferred revenue totaled $6.7 million and $5.7 million, respectively.

Lease

We determine if an arrangement is a lease at inception and if so, we determine whether the lease qualifies as an operating or a finance lease. We previously leased our principal facility under a non-cancelable operating lease agreement with a lease term, which ended in March 2023. We currently lease our facility under a six-month lease that commenced in March 2023. We recognize the monthly rent of $2,000 as rent expense and include it in operating expenses in the consolidated statements of operations and comprehensive income. As of June 30, 2023 and December 31, 2022, the right-of-use assets were zero and $0.1 million, respectively, and lease liabilities were zero and $0.1 million, respectively. Rent expense was not significant and was $0.1 million for the three months ended June 30, 2023 and 2022, respectively, and $0.1 million and $0.2 million for the six months ended June 30, 2023 and 2022, respectively.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses are primarily for the development of sotiga, our lead product candidate, as well as APX601 and other preclinical product candidates. Research and development costs consist primarily of external costs related to clinical development, contract manufacturing, preclinical development and discovery as well as personnel costs and allocated overhead, such as rent, equipment, depreciation, and utilities. Personnel costs consist of salaries, employee benefits and stock-based compensation.

We estimate external research and development expenses based on the services performed, pursuant to contracts with commercial and academic institutions that conduct and manage research and development services on our behalf. We record the costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and include these costs in accrued liabilities in the consolidated balance sheets. These costs are a component of our research and development expenses. We accrue these costs based on factors such as the number of patient visits, the number of active patients, the number of patients enrolled, estimates of the work completed and other measures in accordance with agreements established with our third-party service providers under the service agreements. As actual costs become known, we adjust our accrued liabilities. We have not experienced any significant differences between accrued costs and actual costs incurred. However, the status and timing of actual services performed may vary from our estimates, resulting in adjustments to expense in future periods. Changes in these estimates that result in significant changes to our accruals could significantly affect our results of operations.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are capitalized and then expensed as the related goods are delivered or the services are performed. We evaluate such payments for current or long-term classification based on when they will be realized.

Transaction Costs

Transaction costs consist of direct legal, accounting, filing and other fees and costs directly attributable to our exploration of strategic alternatives. We expense transaction costs in the period in which the costs are incurred and the services are received. Transaction costs were $1.5 million and $1.7 million for the three and six months ended June 30, 2023, respectively, and they were included as general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss.

Common Stock Warrant

We record at fair value freestanding puttable or redeemable warrants, or warrants which are not considered to be indexed to our stock and include this amount in accrued expenses on our consolidated balance sheets as of December 31, 2021. On the closing date of the merger with BCAC in July 2022, the preferred stock warrant that was outstanding immediately before closing became a common stock warrant. We adjusted the carrying value of such warrant to its estimated fair value at the closing date of the merger with BCAC based upon the value of our common stock warrant and reclassified estimated fair value at the closing date of the merger with BCAC from accrued expenses to additional paid-in capital on the closing date of the merger with BCAC. This common stock warrant of 4,321 shares is outstanding as of June 30, 2023.

Public Warrants

The public warrants, issued in connection with the BCAC’s initial public offering prior to the merger between Apexigen and BCAC, and the warrants issued in private offering transactions completed in July 2022 and January 2023, are classified as equity (see Note 7).

Derivative Warrant Liabilities

We account for the private placement warrants (see Note 7) issued in connection with the initial public offering as derivative warrant liabilities in accordance with FASB ASC Topic 815, “Derivative and Hedging”. Accordingly, we recognize the private placement warrants as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized and included as other income, net in the condensed consolidated statements of operations and comprehensive loss. We measured the fair value of the private placement warrants using a Black-Scholes option-pricing model. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly.

As of June 30, 2023, the private placement warrants had been transferred from the initial purchaser to individuals. After the transfer, the terms of the private placement warrants became identical to the public warrants. The private placement warrants were re-measured and reclassified as equity. As of June 30, 2023 and December 31, 2022, deferred warrant liabilities were zero and approximately $11,000, respectively. Change in fair value of derivative warrant liabilities was not significant for the three and six months ended June 30, 2023.

Stock-Based Compensation

We measure all equity awards granted to employees and non-employees based on the estimated grant date fair value. For awards subject to service-based vesting conditions, we recognize stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, we recognize stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. We recognize forfeitures as they occur.

We use the Black-Scholes option-pricing model to estimate the fair value of equity awards and recognize expense using the straight-line attribution approach. The Black-Scholes option-pricing model requires assumptions to be made related to the expected term of the awards, expected stock priced volatility, risk-free rate for a period that approximates the expected term of the awards and the expected dividend yield.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates applied to taxable income in the years in which we expect to realize those temporary differences. We recognize the effect on deferred tax assets and liabilities of a change in tax rates as income or loss in the period that includes the enactment date. We establish a valuation allowance, when necessary, to reduce deferred tax assets to the amount we expect to realize. We recognize the financial statement effects of uncertain tax positions when it is more-likely-than-not, based on the technical merits of the position, that it will be sustained upon examination. We include interest and penalties related to unrecognized tax benefits within the provision of income tax. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Comprehensive Loss

Comprehensive loss includes net loss and certain changes in stockholders’ equity that are excluded from net loss, primarily unrealized gains or losses on our marketable securities.

Net Loss per Share

We calculate basic net loss per share by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is the same as basic net loss per share for each period presented, since the effects of potentially dilutive securities are antidilutive given our net loss.

Major Vendors

We had one major vendor that accounted for approximately 18.2% and 36.1% of the research and development expenses for the three months ended June 30, 2023 and 2022, respectively and approximately 16.2% and 39.4% of the research and development expenses for the six months ended June 30, 2023 and 2022, respectively. The same vendor also accounted for approximately 8.0% and 24.8% of the total accounts payable and accrued liabilities as of June 30, 2023 and December 31, 2022, respectively. Moreover, there is a second vendor that accounted for approximately 41.1% and 33.6% of the total accounts payable and accrued liabilities as of June 30, 2023 and December 31, 2022, respectively, but we did not incur any expenses with this vendor during the three and six months ended June 30, 2023 and 2022.

We had a third vendor that accounted for approximately 26.7% and 19.7% of the general and administrative expenses for the three and six months ended June 30, 2023, respectively. This same vendor accounted for approximately 15.4% of the total accounts payable and accrued liabilities as of June 30, 2023.

3. Brookline Merger

Under the Brookline Business Combination Agreement with BCAC, Legacy Apexigen was valued at $205.0 million on a fully diluted basis, net of exercise proceeds for Legacy Apexigen’s pre-closing stock options. On July 29, 2022, Legacy Apexigen and BCAC consummated the Brookline Merger with Legacy Apexigen surviving such merger as a wholly-owned subsidiary of BCAC. Also at closing of the Brookline Merger, BCAC changed its name to Apexigen, Inc. and Legacy Apexigen changed its name to Apexigen America, Inc.

Upon the closing of the Brookline Merger, we amended and restated our certificate of incorporation to, among other things, increase the total number of authorized shares of capital stock to 1,020,000,000 shares, of which 1,000,000,000 shares were designated common stock, $0.0001 par value per share, and of which 20,000,000 shares were designated preferred stock, $0.0001 par value per share.

Immediately prior to the closing of the Brookline Merger, each issued and outstanding share of Legacy Apexigen’s convertible preferred stock, was converted into shares of common stock based on a one-to-one ratio (see Note 7). The Brookline Merger is accounted for with a retrospective application that results in 145,130,628 shares of convertible preferred stock converting into the same number of shares of Legacy Apexigen’s common stock.

Upon the consummation of the Brookline Merger, each share of Legacy Apexigen common stock issued and outstanding was canceled and converted into the right to receive 0.102448 shares (the “Brookline Exchange Ratio”) of BCAC’s common stock (the “Per Share Merger Consideration”).

Outstanding stock options, whether vested or unvested, to purchase shares of Legacy Apexigen’s common stock granted under the 2010 Equity Incentive Plan and the 2020 Equity Incentive Plan (“Legacy Options”) (see Note 8) converted into stock options for shares of our common stock upon the same terms and conditions that were in effect with respect to such stock options immediately prior to the Brookline Merger, after giving effect to the Brookline Exchange Ratio.

Outstanding warrants to purchase shares of common stock remained outstanding after the closing of the Brookline Merger. The warrants became exercisable 30 days after the completion of the Brookline Merger, subject to other conditions, including with respect to the effectiveness of a registration statement covering the shares of common stock underlying such warrants, and will expire five years after the completion of the Brookline Merger or earlier upon redemption or liquidation (see Note 2 and Note 7).

In connection with the Brookline Merger, certain stockholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 4,618,607 shares of common stock for gross redemption payments of $47.2 million. In addition, a number of investors purchased an aggregate of 1,452,000 shares of common stock (the “PIPE Shares”), for a purchase price of $10.00 per share, as applicable, for an aggregate purchase price of $14.5 million pursuant to separate subscription agreements. The PIPE transaction closed simultaneously with the consummation of the Brookline Merger. In connection with the Brookline Merger and private offering in July 2022 (see Note 6), we incurred direct and incremental costs of approximately $9.2 million related to the equity issuance, consisting primarily of investment banking, legal, accounting, and other professional fees, which we recorded to additional paid-in capital as a reduction of proceeds.

The Brookline Merger is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, BCAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Brookline Merger was treated as the equivalent of Legacy Apexigen issuing stock for the net assets of BCAC, accompanied by a recapitalization. The net assets of BCAC are stated at historical cost, with no goodwill or intangible assets recorded.

Prior to the Brookline Merger, Legacy Apexigen and BCAC filed separate standalone federal, state, and local income tax returns. As a result of the Brookline Merger, we will file a consolidated income tax return. Although, for legal purposes, BCAC acquired Legacy Apexigen, and the Brookline Merger represents a reverse acquisition for federal income tax purposes. BCAC will be the parent of the consolidated group with Legacy Apexigen as a subsidiary, but in the year of the closing of the Brookline Merger, Legacy Apexigen will file a full-year tax return with BCAC joining in the return the day after the closing date of the Brookline Merger.

Upon closing of the Brookline Merger, we received gross proceeds of $19.0 million from the Brookline Merger and PIPE financing, offset by transaction costs of $9.2 million recorded in 2022 and BCAC’s Extension and Working Capital Notes repayment of $0.9 million. The following table reconciles the elements of the Brookline Merger to the consolidated statements of cash flows and the consolidated statement of changes in stockholders’ equity (in thousands):

Cash - BCAC’s trust (net of redemption)	$4,435
Cash - Private offering	14,520
Less: BCAC’s Extension and Working Capital Notes repayment in 2022	(861)
Proceeds from Brookline Merger and private offering for the year ended December 31, 2022	18,094
Less: transaction costs paid in 2022	(9,221)
Net proceeds from Brookline Merger and private offering for the year ended December 31, 2022	8,873
Less: transaction costs paid in 2021	(11)
Plus: net assets of BCAC	(394)
Brookline Merger and private offering for the year ended December 31, 2022	$8,468

The number of shares of common stock issued immediately following the consummation of the Brookline Merger was:

Common stock, outstanding prior to Brookline Merger	5,061,592
Less: redemption of BCAC shares	(4,618,607)
Common stock of BCAC	442,985
BCAC Sponsor shares	1,190,979
BCAC Representative shares	57,500
Shares issued in private offering	1,452,000
Brookline Merger and July 2022 private offering shares	3,143,464
Legacy Apexigen shares	18,147,032
Total shares of common stock immediately after Brookline Merger	21,290,496
Exercise of Legacy Apexigen common stock warrant	4,539
Shares issued to Lincoln Park (Note 6)	150,000
Total shares of common stock on July 29, 2022	21,445,035

The number of Legacy Apexigen’s shares was determined as follows:

	Legacy Apexigen Shares	Legacy Apexigen Shares, effected for Brookline Exchange Ratio
Balance as of December 31, 2020	30,521,693	3,126,980
Recapitalization applied to Convertible Preferred Stock outstanding at December 31, 2020	145,130,628	14,868,374
Exercise of common stock options - 2021	548,972	56,238
Exercise of common stock options - 2022 (pre-Closing)	702,074	71,922
Exercise of common stock restricted awards - 2022 (pre-Closing)	229,556	23,518
Total Legacy Apexigen shares as of July 29, 2022	177,132,923	18,147,032

4. Fair Value Measurement

We record financial assets and liabilities at fair value. The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. We categorize assets and liabilities recorded at fair value in the consolidated financial statements based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of June 30, 2023, our cash equivalents consisted of money market funds with less than a three-month maturity. Our short-term investments was zero as of June 30, 2023. Money market funds are classified as Level 1 because they are valued using quoted market prices. As of December 31, 2022, we had short-term investments consisted of U.S. treasury securities and they are classified as Level 1 because they are valued using quoted market prices.

In certain cases where there is limited activity or less transparency around the inputs to valuation, we classify securities as Level 3. Level 3 liabilities consist of derivative warrant liabilities.

The following tables set forth the financial instruments that we measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	June 30, 2023
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$8,039	$-	$-	$8,039
Total	$8,039	$-	$-	$8,039
Financial liability:
Derivative warrant liabilities	$-	$-	$-	$-
Total	$-	$-	$-	$-

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$14,671	$-	$-	$14,671
U.S. treasury securities	1,997	-	-	1,997
Total	$16,668	$-	$-	$16,668
Financial liability:
Preferred stock warrant liability	$-	$-	$11	$11
Total	$-	$-	$11	$11

The derivative warrant liabilities had a fair value of zero and $11,000 as of June 30, 2023 and December 31, 2022, respectively. We estimate the fair value of the derivative warrant liabilities using a Black-Scholes option-pricing model, which assumptions are related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. We estimate the volatility of our common stock warrants based on historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which we anticipate remaining at zero.

The following tables summarize the estimated fair value of our marketable securities and the gross unrealized holding gains and losses (in thousands):

	June 30, 2023
		Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Cash and cash equivalents:
Cash	$1,330	$-	$-	$1,330
Money market funds	8,039	-	-	8,039
Total cash and cash equivalents	$9,369	$-	$-	$9,369

	December 31, 2022
		Unrealized
	Amortized Cost	Gains	Losses	Estimated Fair Value
Cash and cash equivalents:
Cash	$131	$-	$-	$131
Money market funds	14,671	-	-	14,671
Total cash and cash equivalents	$14,802	$-	$-	$14,802
Marketable securities:
U.S. treasury securities	$1,997	$-	$-	$1,997
Total marketable securities	$1,997	$-	$-	$1,997

5. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	June 30, 2023	December 31, 2022
Prepaid clinical development expenses	$959	$1,128
Prepaid insurance expenses	210	970
Other prepaid expenses and current assets	286	520
Total prepaid expenses and other current assets	$1,455	$2,618

Property and Equipment, Net

We moved to a new office in March 2023 and do not use any significant property and equipment as of June 30, 2023. During the three months ended March 31, 2023, we sold our laboratory equipment for $150,000 and disposed of our remaining property and equipment as we prepared to vacate our prior office and laboratory space. We recognized a gain on disposals of approximately $16,000 from the sale of our laboratory equipment for the three months ended March 31, 2023. Property and equipment, net, consists of the following (in thousands):

	June 30, 2023	December 31, 2022
Laboratory equipment	$-	$909
Furniture and fixtures	-	28
Office equipment	-	25
Software	-	12
Total property and equipment	-	974
Less: accumulated depreciation	-	(824)
Total property and equipment, net	$-	$150

Depreciation expense for property and equipment was zero and $28,000 for the three months ended June 30, 2023 and 2022, respectively, and $17,000 and $55,000 for the six months ended June 30, 2023 and 2022, respectively.

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	June 30, 2023	December 31, 2022
Accrued clinical trial and manufacturing costs	$3,850	$4,340
Accrued personnel costs	601	497
Accrued legal expenses	335	84
Other accrued liabilities	576	438
Total accrued liabilities	$5,362	$5,359

6. Stockholder’s Equity

Preferred Stock

As discussed in Note 3, Brookline Merger, we retroactively adjusted the shares issued and outstanding prior to July 29, 2022 to give effect to the Brookline Exchange Ratio established in the Brookline Business Combination Agreement to determine the number of shares of common stock into which they were converted.

Prior to the Brookline Merger, Legacy Apexigen had shares of $0.001 par value Series A-1, Series A-2, Series B, and Series C preferred stock outstanding, all of which were convertible into shares of common stock of Legacy Apexigen on a 1:1 basis, subject to certain anti-dilution protections. Upon the closing of the Brookline Merger, the outstanding shares of preferred stock were converted into common stock of Legacy Apexigen, and then into common stock of Apexigen at a ratio of 1:0.102448, the exchange rate established in the Brookline Business Combination Agreement.

	July 29, 2022 (Closing Date)
Convertible Preferred Stock	Preferred Stock Shares	Brookline Exchange Ratio	Common Stock Shares
Series A-1 (pre-combination)	39,196,116	0.102448	4,015,564
Series A-2 (pre-combination)	12,625,343	0.102448	1,293,442
Series B (pre-combination)	14,218,546	0.102448	1,456,662
Series C (pre-combination)	79,090,623	0.102448	8,102,706
Total	145,130,628		14,868,374

As of June 30, 2023, we are authorized to issue 20,000,000 shares of preferred stock with a par value of $0.0001 per share. The board of directors (the “Board”) has the authority to issue preferred stock and to determine the rights, privileges, preferences, restrictions, and voting rights of those shares. As of June 30, 2023, we had no shares of preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders of Apexigen. Subject to the preferences that may be applicable to any outstanding shares of the convertible preferred stock, the holders of the common stock are entitled to receive ratably such dividends, if any, as the Board may declare. The Board has declared no dividends to date.

At June 30, 2023, we had reserved the following shares of common stock for the following purposes:

Equity awards issued and outstanding	5,173,387
Equity awards available for future grants	1,672,531
Shares available for Employee Stock Purchase Plan	466,801
Common stock warrants	5,819,934
Total common stock reserved for issuance	13,132,653

Private Offerings

In March 2022, we entered into subscription agreements with certain investors for a private investment in public equity transaction (“2022 PIPE”) to close concurrently with the Brookline Merger (see Note 3). In July 2022, we received aggregate gross proceeds of $19.0 million funded by $4.5 million in cash held in BCAC’s trust account net of redemption and $14.5 million from the 2022 PIPE. The aggregate gross proceeds were offset by transaction costs of $9.2 million and payments of previous BCAC’s debts totaled $0.9 million. The PIPE investors (“2022 PIPE Investors") received an aggregate of 1,452,000 unit (each a “2022 PIPE Unit”) at a purchase price of $10.00 per unit. Each 2023 PIPE Unit consists of one share of common stock and one-half of one warrant. Each whole warrant entitles the 2022 PIPE Investors to purchase one share of common stock at exercise price of $11.50 per share during the period commencing six months after July 29, 2022 and terminating on five-year anniversary of July 29, 2022, or earlier upon redemption or liquidation.

In January 2023, we received aggregate gross proceeds of $2.8 million from a private investment in public equity transaction (“2023 PIPE”). The aggregate gross proceeds were offset by transaction costs of $0.7 million recorded in 2023, where $0.6 million were paid during the six months ended June 30, 2023 and approximately $43,000 were accrued as of June 30, 2023. The PIPE investors (“2023 PIPE Investors”) received an aggregate of 1,995,708 unit (each a “2023 PIPE Unit”) at a purchase price of $1.40 per unit. Each 2023 PIPE Unit consists of one share of common stock and one warrant. Each warrant entitles the 2023 PIPE Investors to purchase one share of common stock at an exercise price of $1.40 per share during the period commencing six months after January 30, 2023 and terminating on July 30, 2028, or earlier upon redemption or liquidation. We also entered into a letter agreement with the placement agent, pursuant to which it served as the exclusive placement agent for us in connection with the 2023 PIPE. We paid the placement agent a cash fee equal to 7% of the aggregate gross proceeds from the 2023 PIPE. The placement agent received warrants to purchase up to 99,785 shares of common stock on substantially the same terms as the 2023 PIPE warrants, except that the placement agent’s warrants have an exercise price equal to 125% of the price paid by investors in the 2023 PIPE, or $1.75 per share of common stock.

Lincoln Park

In conjunction with the Brookline Merger, we entered into an equity line agreement and a registration rights agreement (“RRA”) with Lincoln Park in March 2022, which provides that we may sell to Lincoln Park up to $50.0 million of shares (the “Purchase Shares”) of our common stock. The aggregate number of shares that we can sell to Lincoln Park under the equity line agreement may not exceed 4.99% of the outstanding common stock, subject to certain exceptions set forth in the equity line agreement.

At the closing of the Brookline Merger, we issued 150,000 shares of common stock to Lincoln Park as an initial fee for its commitment to purchase shares of our common stock under the equity line agreement. On the date that is 90 calendar days after the Brookline Merger, we were obligated to issue additional commitment shares to Lincoln Park, calculated as the lesser of (i) $1.5 million of shares of common stock at a price per share equal to the arithmetic average of the closing sale price for our common stock during the ten consecutive business days immediately preceding the share delivery date and (ii) 500,000 shares of common stock. We issued 500,000 additional commitment shares to Lincoln Park in October 2022 and the liability was remeasured. Change in fair value of liability for common stock to be issued was approximately $205,000 for the year ended December 31, 2022.

Subject to the terms of the equity line agreement, we have the right, in our sole discretion, to present Lincoln Park with a purchase notice (a “Regular Purchase Notice”), provided that the closing stock price of the common stock on the Nasdaq is not below $3.00 per share. Each Regular Purchase Notice would direct Lincoln Park to purchase up to $500,000 of Purchase Shares (a “Regular Purchase”), which amounts may be increased under certain circumstances. Lincoln Park’s obligation under any single Regular Purchase generally will not exceed $1.0 million. The equity line agreement provides for a purchase price per Purchase Shares for each Regular Purchase (the “Purchase Price”) equal to the lesser of (i) the lowest sale price of the common stock on the Nasdaq on the purchase date of such shares; and (ii) the average of the three lowest closing sale prices for the common stock traded on the Nasdaq during the ten consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition, on any date on which we submit a Regular Purchase Notice for the maximum amount allowed for such a Regular Purchase to Lincoln Park, we also have the right, in our sole discretion, to present Lincoln Park with an accelerated purchase notice (an “Accelerated Purchase Notice”), directing Lincoln Park to purchase an amount of Purchase Shares (an “Accelerated Purchase”), which number of Purchase Shares will not exceed the lesser of (i) 300% of the number of shares purchased pursuant to such Regular Purchase Notice and (ii) 30% of the total volume of shares of the common stock traded on the Nasdaq during the Accelerated Purchase period. The purchase price per Purchase Share for each such Accelerated Purchase will be equal to the lesser of 95% of (i) the volume-weighted average price of the common stock on the Nasdaq during the applicable Accelerated Purchase period on the applicable Accelerated Purchase date; and (ii) the closing sale price of the common stock on the Nasdaq on the applicable Accelerated Purchase date. Lincoln Park has no obligation to purchase shares under the equity line agreement unless we comply with the terms of the RRA.

In September 2022, we received aggregate proceeds of $2.5 million from Regular Purchases of 616,684 shares of common stock under the equity line agreement. For the six months ended June 30, 2023, we did not meet the aforementioned requirements for Lincoln Park to purchase common stock under the equity line agreement.

7. Public and Private Warrants

Prior to the Brookline Merger, BCAC issued 2,875,000 shares of public warrants and 123,500 shares of private warrants in connection with BCAC’s initial public offering. In connection with the closing of the 2022 and 2023 PIPE transactions on July 29, 2022 and January 30, 2023, respectively (see Note 6), we issued 726,000 and 2,095,493 public warrants, respectively. As of June 30, 2023, we had 1,995,708 public warrants outstanding with an exercise price of $1.40, 99,785 public warrants outstanding with an exercise price of $1.75 per share, 3,601,000 public warrants outstanding with an exercise price of $11.50 per share, and 123,500 private placement warrants outstanding with an exercise price of $11.50 per share. Each of these warrants with an exercise price of $11.50 became exercisable on August 28, 2022, which was 30 days after July 29, 2022, and will expire on the fifth anniversary of July 29, 2022, or earlier upon redemption or liquidation. Each of these warrants with an exercise price of $1.40 or $1.75 become exercisable commencing six months after January 30, 2023, and will expire on July 30, 2028, or earlier upon redemption or liquidation.

We may call the public warrants for redemption:

•
in whole or in part;
•
at a price of $0.01 per warrant;
•
upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If we call the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement.

The private placement warrants are identical to the public warrants, except that none of the private placement warrants will be redeemable so long as they are held by the initial purchasers or any of their permitted transferees. As of June 30, 2023, the private placement warrants had been transferred from the initial purchaser to other individuals, at which time the terms of the private placement warrants became identical to the public warrants. As a result, the derivative warrant liabilities were revalued on the transfer date and reclassified to additional paid-in capital. The change in fair value of derivative warrant liability on the transfer date was not significant.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price.

In connection with the 2022 PIPE and 2023 PIPE (see Note 6), we issued public warrants to purchase 726,000 and 2,095,493 shares of the Company’s common stock, on July 29, 2022 and January 30, 2023, respectively. We measured the public warrants based on the estimated grant date fair value. We included the fair value of the 2022 and 2023 public warrants, totaling $3.5 million and $1.1 million, respectively, as a component of the private offering within the additional paid-in capital in the consolidated statements of stockholders’ equity for the year ended December 31, 2022 and for the three months ended March 31, 2023. The fair values of the 2022 and 2023 public warrants totaling $3.5 million and $1.1 million, respectively, were also a non-cash financing activity for the year ended December 31, 2022 and for three months ended March 31, 2023. In determining the fair value of the public warrants, we used the Black-Scholes option-pricing model and the following assumptions:

	July 29, 2022	January 30, 2023
Expected term (years)	5.00	5.00
Expected volatility	87.90%	82.40%
Risk-free interest rate	2.70%	3.60%
Expected dividend	0.00%	0.00%

The assumptions used to determine the fair value of the public warrants are as follows:

•
Expected volatility: Because our stock is recently traded in an active market, we calculate volatility by using the historical volatilities of the common stock of comparable publicly traded companies. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the public warrants.
•
Risk-free interest rate: we base the risk-free interest rate from the U.S. Treasury yield curve in effect at the measurement date with maturities approximately equal to the expected term.
•
Expected term: we determine the expected life of public warrants over the period when the share public warrants are vested and ending on the date when the share public warrants would expire.
•
Expected dividend yield: we have never paid cash dividends on our common stock and do not have plans to pay cash dividends in the future. Therefore, we use an expected dividend yield of zero.

8. Equity Plans and Related Equity Activities

Equity Incentive Plans

In December 2010, we adopted the 2010 Stock Incentive Plan and 2010 Equity Incentive Plan, both of which expired in 2020. In August 2020, we adopted the 2020 Equity Incentive Plan. Upon the close of the Brookline Merger, we adopted the 2022 Equity Incentive Plan (the “2022 Plan”, and together with, the 2020 Equity Incentive Plan, the 2010 Stock Incentive Plan and the 2010 Equity Incentive Plan, collectively, the “Plans”). No further grants will be made under the 2020 Equity Incentive Plan. The 2022 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit, performance stock awards, and other forms of equity awards as described in the 2022 Plan.

Initially, the maximum number of shares of common stock reserved for issuance under the 2022 Plan was 2,573,405 shares, plus any shares that may be added to the 2022 Plan’s reserve if awards from the 2010 Equity Incentive Plan or 2020 Equity Incentive Plan expire, are canceled or otherwise terminate, up to a maximum of 3,461,319 shares added from such expirations, cancellations, and terminations. As of June 30, 2023, Apexigen had reserved 6,845,918 shares of common stock for the issuance of incentive and non-statutory stock options to purchase common stock, stock awards, and restricted stock awards to employees, directors, and consultants under the Plans. The number of shares of common stock reserved for issuance under the 2022 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2023 through January 1, 2032, in an amount equal to the lesser of (1) 5.0% of the total number of shares of common stock outstanding on the last day of the calendar month before the date of each automatic increase, (2) 3,216,756 shares, or (3) such number of shares determined by the administrator of the 2022 Plan. On January 1, 2023, the number of shares of common stock reserved for issuance under the 2022 Plan automatically increased by 1,132,300 shares.

The Board determines the period over which options become exercisable and options generally vest over a four-year period. No option will become exercisable after the expiration of ten years from the date of grant. The term of an incentive stock option (“ISO”) granted to a 10% stockholder will not exceed five years from the date of the grant. The exercise price of an ISO and non-statutory stock option (“NSO”) will not be less than 100% of the estimated fair value of the shares on the date of grant, and the exercise price of an ISO and NSO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of grant.

Equity Plan Activities - Board Members

In February 2021, we entered into a consulting agreement with a Board member and granted an option (the “Stock Option”) to acquire 20,489 shares of common stock. The Stock Option vests upon the achievement of certain performance milestones and has a ten-year term. Based on the guidance in ASC Topic 718, Stock Compensation, we concluded that the Stock Option is a performance-based stock option. As determined by the Board, we achieved one of the performance milestones under the Stock Option during 2021. As a result, 5,122 options vested in 2021, and we recognized $20,000 of stock-based compensation expense in 2021. No other performance milestone had been achieved as of June 30, 2023. The unrecognized stock-based compensation expense for this option as of June 30, 2023 was approximately $60,000.

In September 2022, we granted options to purchase 700,000 shares of common stock to our non-executive Board members at an exercise price of $2.65 per share pursuant to our Outside Director Compensation Policy. These options vest over 3 years in equal annual installments. The weighted average grant date fair value per option was $1.96 and the fair value of these options is approximately $1.3 million. We recorded $0.1 million as stock-based compensation expense during the three months ended June 30, 2023. The unrecognized stock-based compensation expense for these options as of June 30, 2023 is approximately $1.1 million.

Equity Plan Activities - Restricted Stock Units

In October 2022, we granted restricted stock units ("RSUs") for 243,618 shares of common stock to various employees, all of which were fully vested as of June 30, 2023. The weighted average grant date fair value per RSU was $2.46 and the fair value of these RSUs is approximately $0.6 million. We amortize the fair value of the RSUs on a straight-line basis over the applicable vesting periods. 50% of these RSUs vested in December 2022 and the remaining 50% vested in June 2023. On December 15, 2022, 80,668 shares were vested and issued for common stock, and 41,136 shares were forfeited to cover tax related withholdings. On December 16, 2022, 1,279 shares were cancelled. 12,942 shares were vested and issued for common stock during the six months ended June 30, 2023 upon satisfaction of severance conditions and 8,454 shares were forfeited to cover tax related withholdings. On June 15, 2023, 64,448 shares were vested and issued for common stock and 34,691 shares were forfeited to cover tax related withholdings. We recorded $0.1 million and $0.3 million as operating expense related to these RSUs during the three and six months ended June 30, 2023, respectively.

In March 2023, we granted RSUs for 482,500 shares of common stock to certain of our employees. The weighted average grant date fair value per RSU was $0.52 and the fair value of these RSUs is approximately $0.2 million. We amortize the fair value of the RSUs on a straight-line basis over its vesting periods. The RSUs vest based on different milestones or periods. Additionally, any unvested RSUs shall be fully vested upon satisfaction of severance conditions. 5,922 shares were vested and issued for common stock during the six months ended June 30, 2023 upon satisfaction of severance conditions and 4,078 shares were forfeited to cover tax related withholdings. On May 23, 2023, 108,047 shares were vested and issued for common stock and 55,953 shares were forfeited to cover tax related withholdings. We recorded $0.1 million as operating expense related to these RSUs during the three and six months ended June 30, 2023. The unrecognized stock-based compensation expense for these RSUs as of June 30, 2023 was approximately $0.1 million.

In May 2023, we granted RSUs for 400,000 shares of common stock to an executive. The weighted average grant date fair value per RSU was $0.42 and the fair value of these RSUs is approximately $0.2 million. The RSUs vest upon the achievement of certain performance milestones. No milestone was achieved as of June 30, 2023. The unrecognized stock-based compensation expense for these RSUs as of June 30, 2023 was approximately $0.2 million.

Equity Plan Activities - Stock Options

There were no options granted during the six months ended June 30, 2023. During the six months ended June 30, 2022, we granted options to purchase 552,937 shares of common stock with a weighted-average exercise price of $4.94 per share. For the options granted during the six months ended June 30, 2022, we expect to recognize $1.8 million of stock-based compensation over the related vesting period. The weighted-average grant date fair value of options granted during the six months ended June 30, 2022 was $3.28 per share. During the six months ended June 30, 2023 and 2022, options to purchase 254,132 shares and 591,498 shares, respectively, were canceled, with a weighted-average exercise price of $3.59 and $2.34 per share, respectively. There were no options exercised during the six months ended June 30, 2023. For the six months ended June 30, 2022, the aggregate intrinsic value of the options exercised was $0.1 million.

Equity Stock Purchase Plan

In August 2022, we adopted the Apexigen, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides eligible employees with a means of acquiring shares of our common stock at a discounted purchase price using their own accumulated payroll deductions. Under the terms of the ESPP, eligible employees can elect to have up to 15% of their eligible compensation, up to a maximum of $25,000 per year, withheld to purchase shares of common stock for a purchase price equal to 85% of the lower of the fair market value per share of common stock on (i) the commencement date of the 24-month offering period or (ii) the respective purchase date.

As of June 30, 2023, Apexigen had reserved 466,801 shares of common stock under purchase rights granted to our eligible employees or to eligible employees of any of our designated affiliates. The number of shares of common stock reserved for issuance will automatically increase on January 1 of each calendar year, beginning on January 1, 2023 through January 1, 2032, by the lesser of (1) 1.0% of the total number of shares of common stock outstanding on the last day of the calendar month before the date of the automatic increase, and (2) 536,126 shares; provided that before the date of any such increase, our Board may determine that such increase will be less than the amount set forth in clauses (1) and (2). On January 1, 2023, the number of shares of common stock reserved for issuance under the ESPP automatically increased by 226,460 shares.

The initial offering period commenced in November 2022. As of June 30, 2023, 17,000 shares of common stock were purchased under the ESPP. There was approximately $36,000 of stock-based compensation expense related to the ESPP reversed during the six months ended June 30, 2023 due to withdrawals. As of June 30, 2023, there was no unrecognized stock-based compensation cost related to ESPP. As of June 30, 2023, 466,801 shares were available under the ESPP for future issuance.

Stock-Based Compensation

Stock-based compensation is included in the consolidated statements of operations and comprehensive loss in research and development and general and administrative expense depending on the nature of the services provided. The following table illustrates stock-based compensation expense related to stock options granted under the Plans recognized for the three and six months ended June 30, 2023 and 2022 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Research and development	$46	$139	$144	$258
General and administrative	307	229	696	531
Total stock-based compensation	$353	$368	$840	$789

As of June 30, 2023, there was $3.1 million of unrecognized stock-based compensation cost related to stock options granted to employees and others under the Plans, which we expect to recognize over a weighted average period of 2.2 years.

9. Commitments and Contingencies

Indemnification

As permitted under Delaware law and in accordance with our bylaws, we have agreed to indemnify our officers and directors for certain events or occurrences, subject to certain limits, while the officer or director is or was serving at our request in such capacity. The term of the indemnification period is equal to the officer’s or director’s lifetime.

The maximum amount of potential future indemnification is unlimited. However, we currently hold director and officer liability insurance, which limits our exposure and may enable us to recover a portion of any future amounts paid. We believe that the fair value of these indemnification obligations is minimal. Accordingly, we have not recognized any liabilities relating to these obligations for any period presented.

We have certain agreements with service providers and other parties with which we do business that contain indemnification provisions pursuant to which we have agreed to indemnify the party against certain types of third-party claims. It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Since these agreements were effective after June 30, 2023, there were no payments made by us under these agreements as of June 30, 2023. As of June 30, 2023, there was not a reasonable possibility that we had incurred a material loss with respect to indemnification of such parties. We had not recorded any liability for costs related to indemnification through June 30, 2023.

Clinical Collaborations

We have entered into a number of collaboration arrangements for the clinical development of sotigalimab with companies and academic and non-profit institutions. These arrangements specify whether we or the collaborator bears the cost of the clinical trials, and in the case of combination therapies, typically the collaborators provide the supply of such drug products while we supply sotigalimab. Our applicable share of the costs of these clinical collaborations are reflected as research and development expenses.

Upon achievement of certain regulatory and clinical milestones related to the development of sotigalimab in pancreatic cancer, we will be obligated to pay an aggregate of up to $9.5 million in cash and shares of common stock. Because we are not currently advancing the development of sotiga in pancreatic cancer, none of these milestones were probable as of June 30, 2023, and no amounts have been recognized.

Severance

The Board approved severance plans for certain executive officers and employees in 2022 and May 2023. The severance liability is contingent upon multiple triggers, including a change-in-control event and involuntary termination within 12 months of a change-in-control event. When these severance conditions become probable, we may be obligated to pay up to $5.3 million in cash to such eligible executive officers and employees under the severance plans. Because the Pyxis Merger (see Note 1) is not yet completed and terminations are not yet determined, the severance liability was not probable as of June 30, 2023, and no amounts have been recorded.

Other

No liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded as it is not probable that a liability has been incurred and the amount cannot be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. We enter into contracts in the normal course of business with contract research organizations for preclinical studies and clinical trials and contract manufacturing organizations for the manufacture of clinical trial materials.

10. Income Taxes

The effective tax rate for the three and six months ended June 30, 2023 and 2022 was zero. The difference between the effective income tax rate and the U.S. federal statutory rate of 21% is primarily attributable to recording valuation allowances to offset deferred tax assets arising from federal and state net operating losses.

11. Net Loss Per Share

The following outstanding potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share for the periods presented due to their anti-dilutive effect:

	As of June 30,
	2023	2022
Equity awards	5,173,387	3,447,426
Common stock warrants	5,819,934	13,361
Total common stock reserved for issuance	10,993,321	3,460,787